EX 99.28(h)(11)(vii)

Amendment to

Management Fee Waiver Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Series Trust (the “Trust”) on behalf of the funds listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser (the “Parties”) entered into a Management Fee Waiver Agreement dated May 1, 2010 (the “Agreement”), whereby the Adviser agreed to waive, for each Fund listed on Schedule A, a portion of its advisory fee, for the period the Fund invests all of its assets in its corresponding master fund, in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees of the Trust from time to time, but no more frequently than annually.

Whereas, the Parties agreed to amend Schedule A of the Agreement to remove the following two funds and the respective fee waiver for each fund:

1)	JNL/American Funds Balanced Allocation Fund; and
2)	JNL/American Funds Growth Allocation Fund.

Whereas, the Parties agreed to amend Schedule A of the Agreement to add the following four funds and a fee waiver for each fund:

1)	JNL/Vanguard Capital Growth Fund;
2)	JNL/Vanguard Equity Income Fund;
3)	JNL/Vanguard International Fund; and
4)	JNL/Vanguard Small Company Growth Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2017, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of September 25, 2017.
JNL Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A
Dated September 25, 2017

Fund	Fee Waiver [1]
JNL/American Funds Balanced Fund	0.40%
JNL/American Funds Blue Chip Income and Growth Fund	0.43%
JNL/American Funds Global Bond Fund	$0-$1 billion – 0.525% Over $1 billion – 0.50%
JNL/American Funds Global Small Capitalization Fund	0.55%
JNL/American Funds Growth-Income Fund	0.35%
JNL/American Funds International Fund	0.55%
JNL/American Funds New World Fund	0.75%
JNL/Vanguard Capital Growth Fund	0.40%
JNL/Vanguard Equity Income Fund	0.40%
JNL/Vanguard International Fund	0.55%
JNL/Vanguard Small Company Growth Fund	0.50%

[1]
These waivers shall have an initial term expiring one year from the date of this Agreement for each Fund (the “Initial Term”).  The Adviser may extend this Agreement for each Fund before the expiration of the Initial Term, which extension shall automatically be effective for a term ending on the last business day of the 12th month of that Initial Term.

After the expiration of the first term of any of the waivers set forth herein, this Agreement shall automatically renew upon the end of the then current term for a new one-year term with respect to each Fund unless the Adviser provides written notice of the termination of this Agreement to the Board of Trustees within 30 days prior to the end of the then current term for that Fund.

A-1